Exhibit 16.1
June 21, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by WM Technology, Inc. (f/k/a Silver Spike Acquisition Corp.), under Item 4.01 of its Form 8-K filed June 21, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 16, 2021, effective immediately. We are not in a position to agree or disagree with other statements of WM Technology, Inc. (f/k/a Silver Spike Acquisition Corp.) contained therein.

Very truly yours,

 /s/ Marcum LLP
Marcum llp